                                                                    EXHIBIT 16.1

February 15, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for JWH Global Trust and, under the date of March 9, 2005, we reported on the financial statements of JWH Global Trust as of and for the years ended December 31, 2004 and 2003. On February 9, 2006 we resigned. We have read JWH Global Trust's statements included under Item
4.01 of its Form 8-K dated February 9, 2006, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP